Exhibit 16, 23.3

Board of Directors and Stockholders

United Bancshares, Inc.

Columbus Grove, Ohio

We were previously auditors for United Bancshares, Inc., and on February 25, 2000, we reported on the consolidated financial statements of United Bancshares, Inc. as of December 31, 1999 and 1998 and for the three years in the period ended December 31, 1999. On May 3, 2000, we were dismissed as auditors of United Bancshares, Inc. We have read United Bancshares, Inc.'s statements concerning E.S. Evans and Company in the section of the Joint Proxy Statement/Prospectus, which is part of this Form S-4 Registration Statement, entitled "Change in Accountant," and we agree with such statements.

We consent to the use in this Registration Statement of United Bancshares, Inc. on Form S-4 of our report dated February 25, 2000 related to the consolidated financial statements of United Bancshares, Inc. appearing in this Registration Statement, and to the reference to us under the heading "Experts" in such Joint Proxy Statement/Prospectus, which is a part of this Registration Statement.

/s/ E.S. Evans and Company

E.S. Evans and Company

Lima, Ohio

November 20, 2000